[Letterhead of KPMG Peat Marwick LLP]


                                                                      Exhibit 16


July 7, 1997



Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:


We were previously principal accountants for Texas Eastern Transmission Corporation and, under the date of January 16, 1997, we reported on the consolidated financial statements of Texas Eastern Transmission Corporation and subsidiaries as of and for the years ended December 31, 1996 and 1995. On June 30, 1997, our appointment as principal accountants was terminated. We have read statements included under Item 4 of its Form 8-K dated July 7, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Duke Energy Corporation's statement that the change in auditors for the registrant was approved by the board of directors, and we are not in a position to agree or disagree with Duke Energy Corporation's statement that Deloitte and Touche LLP was not consulted regarding (i) the application of accounting principles to a specified transaction, either completed or proposed,
(ii) the type of audit opinion that might be rendered on the registrants financial statements, (iii) or any matter that was either the subject of a disagreement or a reportable event.


Very truly yours,


KPMG PEAT MARWICK LLP